November 21, 2008	TSX Venture Exchange Symbol: MDW
NYSE Alternext US Symbol: MDW

 Website: www.midwaygold.com

MIDWAY ANNOUNCES DIRECTOR CHANGES

Midway Gold Corp. (“Midway”) reports the two vacancies on the board of directors have been filled by the appointment of Daniel Wolfus and Frank Yu as directors.  It is with regret that we report that Brian Bayley has resigned as a director, and the board and management of the Company sincerely thank him for his guidance, support and service.

Daniel Wolfus joins the Board of Midway with over 28 years of investment banking experience, firstly with E.F. Hutton & Co., where Mr. Wolfus rose to become partner and Senior Vice President in charge of the West Coast Corporate Finance Department, followed by his tenure as Chairman, CEO and chief organizer of Hancock Savings Bank in Los Angeles. During his term with Hancock Savings, the bank grew to five branches and $225 million in assets before it was sold in 1997. Mr. Wolfus is currently a director of MD Cowan and Co., a manufacturer of oil drilling equipment, and of Platoro West Holdings Inc., a mineral exploration company traded on the Canadian Trading & Quotation System.  Mr. Wolfus also serves in various charitable and non-profit organizations in the United States.

Frank S. Yu is a private investor who has been a senior engineering executive with over 20 years of increasingly responsible technical and management positions in major, as well as, start up computer and communications companies. He earned a PhD in Computer Science at Stanford University and has been involved with both communication and computer server companies which were later taken public.

Mr. Wolfus replaced Mr. Bayley on Midway’s Audit Committee and Corporate Governance and Nominating Committee.  Mr. Yu has been appointed along with Brian McAlister to Midway’s Compensation Committee.  All three of Midway’s Board committees have three independent board members.

Midway Gold Corp. is a precious metals exploration company, listed on the NYSE Alternext US and on the TSX Venture Exchange under the symbol “MDW.” Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. Midway has four advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada and the Republic district in Washington. Additional information on Midway Gold Corp. and these projects can be found at: www.midwaygold.com.

ON BEHALF OF THE BOARD

“Alan Branham”

______________________________

Alan Branham, President and CEO

For further information, please contact Alan Branham at Midway Gold Corp. at (877) 475-3642 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains forward-looking statements about the Company and its business.  Forward looking statements are statements that are not historical facts and include resource estimates.  The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company’s actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company’s properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labour disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company’s SEC filings and its filings with Canadian securities regulatory authorities.  Forward-looking statements are based on the beliefs, opinions and expectations of the Company’s management at the time they are made, and other than as required by applicable securities laws,  the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.